Execution Version

Exhibit 4.29
Date 26 January 2017
SCORPIO TANKERS INC.
as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
HSH NORDBANK AG
as Bookrunner
and
HSH NORDBANK AG
as Mandated Lead Arranger
and
HSH NORDBANK AG
as Agent and as Security Trustee

LOAN AGREEMENT
relating to
a loan facility of up to $34,000,000 to refinance existing indebtedness on two combined product tankers (m.v.s "STI ONYX" and "STI DUCHESSA")
and/or for general corporate purposes

Index
Clause

1	Interpretation
2	Facility
3	Position of the Lenders
4	Drawdown
5	Interest
6	Interest Periods
7	Default Interest
8	Repayment, Prepayment and Reborrowing
9	Conditions Precedent
10	Representations and Warranties
11	General Undertakings
12	Corporate and Financial Undertakings
13	Insurance
14	Ship Covenants
15	Security Cover
16	Payments and Calculations
17	Application of Receipts
18	Application of Earnings
19	Events of Default
20	Fees and Expenses
21	Indemnities
22	No Set-Off or Tax Deduction
23	Illegality, etc.
24	Increased Costs
25	Set-Off
26	Transfers and Changes in Lending Offices
27	Variations and Waivers
28	Bail in
29	Notices
30	Supplemental
31	Law and Jurisdiction

Schedules

Schedule 1 Lenders and Commitments
Schedule 2 Drawdown Notice
Schedule 3 Condition Precedent Documents
Part A
Part B
Schedule 4 Transfer Certificate
Schedule 5 List of Approved Brokers
Schedule 6 Form of Compliance Certificate
Schedule 7 The Ships
Schedule 8 Power of Attorney

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Execution

Execution Pages

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THIS AGREEMENT is made on January 2017
BETWEEN

(1)
SCORPIO TANKERS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the "Borrower");

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	HSH NORDBANK AG as Bookrunner;

(4)	HSH NORDBANK AG as Mandated Lead Arranger;

(5)	HSH NORDBANK AG as Agent; and

(6)	HSH NORDBANK AG, as Security Trustee.
BACKGROUND
The Lenders have agreed to make available to the Borrower, subject to the terms of this Agreement, a term loan facility in an amount of up to $34,000,000 for the purpose of refinancing the Existing Indebtedness and/or for general corporate purposes.
IT IS AGREED as follows:

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1	INTERPRETATION

1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Security Deed" means, in respect of each Earnings Account, a deed creating security in respect of that Earnings Account in the Agreed Form.
"Account Bank" means HSH Nordbank AG, acting through its branch at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, ABN AMRO Bank N.V. or any other bank or financial institution which at any time, with the Agent's prior written consent (acting on the instructions of all the Lenders) holds an Earnings Account.
"Accounting Information" means the annual audited consolidated accounts of the Borrower and the annual audited individual accounts of the Borrower or the quarterly unaudited consolidated accounts of the Borrower and the quarterly unaudited individual accounts of the Borrower, in each case, delivered to the Agent in accordance with Clause 11.6.
"Accounting Period" means each consecutive quarterly period during the Security Period ending on 31 March, 30 June, 30 September and 31 December of each financial year of the Borrower.
"Advance" means Advance A and Advance B.
"Advance A" means the principal amount of the borrowing of a portion of the Total Commitments to be made available to the Borrower to refinance the Existing Indebtedness relating to Ship A pursuant to the Existing Facility Agreement and/or for general corporate purposes.
"Advance B" means the principal amount of the borrowing of a portion of the Total Commitments to be made available to the Borrower to refinance the Existing Indebtedness relating to Ship B pursuant to the Existing Facility Agreement and/or for general corporate purposes.
"Affected Lender" has the meaning given in Clause 5.7.
"Affiliate" means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.
"Agency and Trust Deed" means the agency and trust deed dated the same date as this Agreement and made between the same parties.
"Agent" means HSH Nordbank AG, acting in its capacity as agent for the Lenders, the Bookrunner and the Mandated Lead Arranger through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany includes its successor appointed under clause 5 of the Agency and Trust Deed and any transferee or assign.
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document.

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"Approved Broker" means any of the companies listed in Schedule 5 (or any Affiliate of such person through which valuations are commonly issued) or such other company proposed by the Borrower which the Agent may (acting on the instructions of all the Lenders) approve in writing from time to time to act as an "Approved Broker" under this Agreement.
"Approved Classification Society" means, in relation to a Ship, ABS or any other generally recognised first class classification society that is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) that the Agent may (acting on the authorisation of all the Lenders), approve in writing from time to time as the "Approved Classification Society" of that Ship for the purposes of this Agreement.
"Approved Commercial Manager" means, in relation to a Ship, Scorpio Commercial Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco (or any Affiliate or subsidiary of Scorpio Commercial Management s.a.m), Scorpio Ship Management s.a.m of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco (or any Affiliate or subsidiary of Scorpio Ship Management s.a.m) or Zenith, Hellespont Shipping Synergy, CP Offen, Optimum Ship Services Ltd, V Ships Ship Management and d'Amico International Shipping, or any other company proposed by the Borrower or a Guarantor which the Agent may (acting on the instructions of all the Lenders), approve from time to time as the commercial manager of that Ship.
"Approved Flag" means, in relation to a Ship, the Republic of the Marshall Islands, the Republic of Liberia or such other flag as the Agent may acting reasonably (acting on the instructions of all the Lenders, such instructions not to be unreasonably withheld or delayed) approve from time to time in writing as the flag on which such Ship shall be registered.
"Approved Pooling Arrangement" means, in relation to a Ship, the Scorpio MR Pool or any other pooling arrangement notified to the Agent prior to that Ship's entry into such pooling arrangement.
"Approved Ship Manager" means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.
"Approved Technical Manager" means, in relation to a Ship, Scorpio Ship Management s.a.m of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco (or any Affiliate or subsidiary of Scorpio Ship Management s.a.m), Scorpio Commercial Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco (or any Affiliate or subsidiary of Scorpio Commercial Management s.a.m) or Zenith, Hellespont Shipping Synergy, CP Offen, Optimum Ship Services Ltd, V Ships Ship Management and d'Amico International Shipping, or any other company proposed by the Borrower or a Guarantor which the Agent may (acting on the instructions of all the Lenders), approve from time to time as the technical manager of that Ship.
"Approved Ship Manager's Undertaking" means, in relation to a Ship, the letter executed and delivered by an Approved Ship Manager and an Approved Sub-Manager, in the Agreed Form.
"Approved Sub-Manager" means any entity which is an Approved Ship Manager or any other company proposed by the Borrower or a Guarantor which the Agent may (acting on the instructions of all the Lenders), approve from time to time as the technical and/or commercial sub-contracting manager of a Ship.
"Assignable Charter" means, in relation to a Ship, any demise charter for any period and/or any time charterparty, consecutive voyage charter or contract of affreightment in respect of such

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Ship having a duration (or capable of exceeding a duration) of more than 12 months and any guarantee of the obligations of the charterer under such charter or any bareboat charter in respect of that Ship and any guarantee of the obligations of the charterer under such demise charter, entered or to be entered into by the Guarantor which is the owner thereof and a charterer or, as the context may require, bareboat charterer (other than an Assignable Charter where the charterer is a member of the Group or pursuant to an Approved Pooling Arrangement).
"Availability Period" means the period commencing on the date of this Agreement and ending on the earlier of (i) 60 days after the date of this Agreement and (ii) 31 March 2017.
"Available Commitment" means, in relation to a Lender and at any time, its Commitment less its Contribution at that time.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"Bookrunner" means HSH Nordbank AG, acting in its capacity as bookrunner through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany including any transferee, assign or successor.
"Business Day" means a day on which banks are open in London, Hamburg and New York.
"Cash" means any credit balance on any deposit, savings, current or other account, and any cash in hand held with banks or other financial institutions of the Borrower and/or any subsidiary of the Borrower which is:

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(a)	freely withdrawable on demand;

(b)	not subject to any Security Interest (other than pursuant to the Finance Documents);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to the Borrower or such subsidiary of the Borrower.
"Cash Equivalents" means:

(a)
unencumbered securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)
time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognised standing organised under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c)	such other securities or instruments as the Agent shall, with the authorisation of all the Lenders, agree in writing, provided that in respect of (a) and (b) above such Cash Equivalents shall have a rating of at least "A-" given by S&P or "A" given by Moody's (or the equivalent rating given by another Rating Agency), in each case having maturities of not more than ninety (90) days from the date of acquisition.
"Change of Control" means the occurrence of any act, event or circumstances which results in:

(a)	100 per cent. of the Equity Interests of any Guarantor ceasing to be ultimately owned and/or controlled by the Borrower (an "Guarantor Disposal");

(b)
a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than any holders of the Borrower's Equity Interests as at the date of this Agreement, becoming the ultimate beneficial owner of the Borrower including, without limitation, any change from the date of this Agreement in the ultimate "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 35 per cent. of the total voting power of the Voting Stock of the Borrower (calculated on a fully diluted basis); or

(c)
individuals who constitute the board of directors of the Borrower at the beginning of any period of two consecutive calendar years and yet ceasing for any reason to constitute at least 50 per cent. of the total members of the Borrower's board of directors at any time during such two year period;

"Charterparty Assignment" means, in respect of an Assignable Charter including, without limitation, any guarantee of that Assignable Charter, an assignment of the rights and interests of the Guarantor which is party to that Assignable Charter in respect of that Assignable Charter including, without limitation, any related guarantee, to be executed by that Guarantor in favour of the Security Trustee in the Agreed Form.
"Code" means the US Internal Revenue Code of 1986, as amended.

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"Commission" means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.
"Commitment" means:

(a)
in relation to a Lender as at the date of this Agreement, the amount set opposite its name under the heading "Commitment" in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement.
"Compliance Certificate" means a certificate executed by the chief financial officer of the Borrower in the form set out in Schedule 6.
"Confidential Information" means all information relating to the Borrower, any Security Party or the Finance Documents of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under or the Finance Documents from either:

(a)	the Borrower or any Security Party or any of their advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from the Borrower or any Security Party or any of their advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 26.13; or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any Security Party or any of their advisers; or

(iii)
is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Borrower or any Security Party and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the Loan Market Association from time to time or in any other form agreed between the Borrower and the Agent.
"Consolidated EBITDA" means, for any Accounting Period, the consolidated net income of the Borrower for that Accounting Period:

(a)	plus, to the extent deducted in computing the net income of the Borrower for that Accounting Period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

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(ii)	Consolidated Net Interest Expense;

(iii)
depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey (including any underwater survey done in lieu thereof) of a Fleet Vessel during such period; and

(v)	any drydocking expenses;

(b)	minus, to the extent added in computing the consolidated net income of the Borrower for that Accounting Period:

(i)	any non-cash income or non-cash gains; and

(ii)	any extraordinary gains on asset sales not received in the ordinary course of business.
"Consolidated Funded Debt" means, for any Accounting Period, the sum of the following for the Borrower determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Financial Indebtedness; and

(b)
all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet), provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt.
"Consolidated Net Interest Expense" means, for any Accounting Period, the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Borrower and all of its subsidiaries during the relevant Accounting Period less:

(a)	commitment fees;

(b)	interest income received; and

(c)	amortisation of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Borrower.
"Consolidated Tangible Net Worth" means, on a consolidated basis, the total shareholders' equity (including retained earnings) of the Borrower, minus goodwill and other non-tangible items.
"Consolidated Total Capitalisation" means the Consolidated Tangible Net Worth plus Consolidated Funded Debt.
"Contractual Currency" has the meaning given in Clause 21.4.

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"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender.
"CRD IV" means Directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
"Creditor Party" means the Agent, the Security Trustee, the Bookrunner, the Mandated Lead Arranger or any Lender whether as at the date of this Agreement or at any later time.
"CRR" means and Regulation (EU) No 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party prevent that, or any other party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Dollars" and "$" means the lawful currency for the time being of the United States of America.
"Drawdown Date" means, in relation to an Advance, the date requested by the Borrower for such Advance to be made, or (as the context requires) the date on which such Advance is actually made.
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires).
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the relevant Guarantor or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

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(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"Earnings Account" means, in relation to a Ship, an account in the name of the Guarantor of that Ship with the relevant Account Bank designated as the Earnings Account in respect of such Ship, or any other account (with the relevant Account Bank, the Agent or with a bank or financial institution acceptable to all the Lenders) which is designated by the Agent as the Earnings Account for the purposes of this Agreement.
"Email" has the meaning given in Clause 29.1.
"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Guarantor of such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Guarantor of such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

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"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Equity Interests" of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)
all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

"Equity Proceeds" means the net cash proceeds from the issuance of common or preferred stock of the Borrower.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"euros" means the single currency unit of the Participating Member States.
"Event of Default" means any of the events or circumstances described in Clause 19.1.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder.
"Existing Agents" means the "Agents" as such term is defined in the Existing Facility Agreement.
"Existing Facility Agreement" means the facility agreement dated 3 May 2011 (as amended from time to time) and entered into between, inter alia, the Borrower as borrower and Nordea Bank Finland plc, New York branch as agent and security trustee in respect of a $150,000,000 loan facility.
"Existing Indebtedness" means, at any date, the aggregate outstanding indebtedness of the Borrower on that date under the Existing Facility Agreement.
"Existing Security" means any Security Interest created to secure the Existing Indebtedness.
"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 (Amount of facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fair Market Value" means, in relation to a Ship, a valuation determined in accordance with Clause 15.3.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

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(b)
any treaty, law or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.
"Finance Documents" means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Guarantee;

(d)	the Mortgages;

(e)	the General Assignments;

(f)	the Account Security Deeds;

(g)	any Charterparty Assignment;

(h)	any Intercompany Loan Assignment; and

(i)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition (other than any Approved Ship Manager's Undertakings).

"Financial Indebtedness" means, with respect to any person (the "Debtor") at any date of determination (without duplication):

(a)	all obligations of the Debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b)	all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)
all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto) which in accordance with IFRS would be shown on the liability side of a balance sheet;

(d)	all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property

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in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all capitalised lease obligations of the Debtor as lessee;

(f)
all Financial Indebtedness of persons other than the Debtor secured by a Security Interest on any asset of that person, whether or not such Financial Indebtedness is assumed by the Debtor, provided that the amount of such Financial Indebtedness shall be the lesser of:

(i)	the fair market value of such asset at such date of determination; and

(ii)	the amount of such Financial Indebtedness; and

(g)
all Financial Indebtedness incurred under any guarantee, indemnity or similar obligation to the extent such Financial Indebtedness is guaranteed, secured, expressed to be indemnified by, or otherwise assured by the Debtor.

The amount of Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to the contingent obligations set out in paragraphs (f) and (g) above, the maximum liability which would or might arise upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with IFRS, provided that:

(i)
the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount shall be deemed to be the face amount of such Financial Indebtedness less the remaining unamortised portion of such original issue discount of such Financial Indebtedness at such time; and

(ii)	the calculation of Financial Indebtedness shall not take into account any liability of the Debtor for taxes.
"Fiscal Year" means, in relation to any person, each period of 1 year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared.
"Fleet Vessel" means each vessel owned by a wholly owned direct or indirect subsidiary of the Borrower (including, but not limited to, the Ships).
"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation for that Ship in the Agreed Form.
"Green Passport" means, in relation to a Ship, a green passport statement of compliance issued by the relevant Approved Classification Society which includes a list of any and all materials known to be potentially hazardous utilised in the construction of that Ship.
"Group" means the Borrower and its subsidiaries.
"Guarantee" means the joint and several guarantee to be executed by the Guarantors in favour of the Security Trustee in the Agreed Form.
"Guarantor" means each of Guarantor A and Guarantor B.

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"Guarantor A" means STI Onyx Shipping Company Limited, a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
"Guarantor B" means STI Duchessa Shipping Company Limited, a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
"Guarantor Disposal" shall have the meaning given to that expression in paragraph (a) of the definition of "Change of Control".
"IACS" means the International Association of Classification Societies.
"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements.
"Insurances" means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to that Ship; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Intercompany Loan" means any transaction constituting Financial Indebtedness entered into by the Borrower or any direct or indirect shareholder of the Borrower ("Party A") with the Guarantors or any of them ("Party B") whereby Party A is entitled to receive any payment in cash or in kind from Party B.
"Intercompany Loan Assignment" means an assignment of each Intercompany Loan made or to be made by the person providing such Intercompany Loan in favour of the Security Trustee in the Agreed Form.
"Interest Period" means a period determined in accordance with Clause 6.
"Interpolated Screen Rate" means, in relation to LIBOR for the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan, each as of the Quotation Date for Dollars.
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

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"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.
"Latent Event of Default" means any event or circumstance specified in Clause 19 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be or become an Event of Default.
"Lender" means, subject to Clause 26.6, a bank or financial institution listed in Part 1 of Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assignee.
"LIBOR" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period; or

(b)	as otherwise determined pursuant to Clause 5.5,
and if, in either case, any such rate is below zero, LIBOR shall be deemed to be zero.
"Loan" means the principal amount for the time being outstanding under this Agreement.
"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.
"Majority Lenders" means at any time Lenders whose Commitments total 66.66 per cent. of the Total Commitments at that time.
"Mandated Lead Arranger" means HSH Nordbank AG acting as mandated lead arranger of the loan facility made available to the Borrower under this Agreement.
"Margin" means 2.50 per cent. per annum.
"Material Adverse Effect" means in the reasonable opinion of the Lenders a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Borrower and/or any Guarantor; or

(b)	the ability of the Borrower and/or any Guarantor to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or intended to be granted pursuant to any of, the Finance Documents; or

(d)	the rights or remedies of any Creditor Party under any of the Finance Documents.

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"Maturity Date" means the earlier of (i) the fifth anniversary of the first Drawdown Date and (ii) 31 May 2022.
"Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation.
"Mortgage" means, in relation to a Ship the first priority or, as the case may be, preferred ship mortgage on the Ship under the applicable Approved Flag together with any deed of covenant collateral thereto, (if applicable) in the Agreed Form.
"Net Debt" means Consolidated Funded Debt less Cash and Cash Equivalents of the Borrower and its Subsidiaries.
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
"Payment Currency" has the meaning given in Clause 21.4.
"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement or any other Finance Document;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Guarantor that owns such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(d);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Guarantor that owns such Ship or the Borrower, as the case may be, is actively prosecuting or defending such proceedings or arbitration in good faith;

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	any Security Interest and right of set-off arising under or pursuant to any applicable general banking conditions
"Pertinent Document" means:

(a)	any Finance Document;

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(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales, the Principality of Monaco, New York State of the United States of America, Germany and the Republic of the Marshall Islands;

(b)	if not within any of the jurisdictions referred to in (a) above, the country under the laws of which the company is incorporated or formed;

(c)
if not within any of the jurisdictions referred to in (a) above, a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised.

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.
"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days).
"Rating Agency" means S&P, Moody's or, if both of them are not making ratings of securities publically available, an internationally recognised rating agency selected by the Agent which shall be substituted for S&P or Moody's.
"Reference Banks" means, subject to Clause 26.16, HSH Nordbank AG, and any other prime international banks selected by the Agent and notified to the Borrower.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

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(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Relevant Person" has the meaning given in Clause 19.9.
"Repayment Date" means a date on which a repayment is required to be made under Clause 8.
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".
"S&P" means Standard & Poor's Rating Services, a division of the McGraw Hill Companies Inc.
"Screen Rate" means, in respect of LIBOR for any period, the rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on the appropriate page of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Documents and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.
"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Party" means each Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents" but always excluding any Approved Ship Manager and any Approved Sub-Manager.
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent acting reasonably notifies the Borrower, the Security Parties and the other Creditor Parties that:

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(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Security Trustee and all the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

"Security Trustee" means HSH Nordbank AG, acting in its capacity as Security Trustee for the Lenders through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany and includes any transferee, assign or any successor of it appointed under clause 5 of the Agency and Trust Deed.
"Servicing Bank" means the Agent or the Security Trustee.
"Ship" means Ship A or Ship B.
"Ship A" means m.v. "STI ONYX", details of which are set out opposite its name in Schedule 7 (The Ships).
"Ship B" means m.v. "STI DUCHESSA", details of which are set out opposite its name in Schedule 7 (The Ships).
"SMC" means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code.
"Total Commitments" means the aggregate of the Commitments of all the Lenders.
"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension), unless it is within 45 days redelivered to the full control of the Guarantor owning that Ship;

(c)	any arrest, capture, seizure or detention of that Ship (including any theft) unless it is within 45 days redelivered to the full control of the Guarantor owning that Ship; and

(d)	any hijacking of that ship unless it is within 45 days redelivered to the full control of the Guarantor owning that Ship.

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"Total Loss Date" means:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf with that Ship's insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
"Transfer Certificate" has the meaning given in Clause 26.2.
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed.
"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Voting Stock" of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.
"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule ; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

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1.2	Construction of certain terms. In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 13, approved in writing by the Agent;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which such Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Guarantor owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"party" means any party to this Agreement;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

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"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self‑regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;
"war risks" includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83); and
an "Event of Default" or a "Latent Event of Default" is "continuing" if it has not been remedied or waived.

1.3
Meaning of "month". A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (the "numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary". In this Agreement "subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

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1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1
Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility to be made available to the Borrower in two (2) Advances in accordance with Clause 4 (Drawdown) in the aggregate principal amount of up to $34,000,000.

2.2	Lenders' participations in an Advance
Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of each Advance
The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement and Clause 4.2(g).

3	POSITION OF THE LENDERS

3.1	Interests several. The rights of the Lenders under this Agreement are several.

3.2
Individual right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3
Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower, any Security Party, any Approved Ship Manager or Approved Sub-Manager in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party, any Approved Ship Manager or Approved Sub-Manager or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1
Request for Advance. Subject to the following conditions, the Borrower may request that an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the aggregate of the Advances shall not exceed the lower of (i) $34,000,000 and (ii) 60 per cent. of the aggregate of the Fair Market Value of the Ships;

(c)	there shall be no more than two Advances;

(d)	the aggregate amount of the Advances once drawn shall not exceed the Total Commitments;

(e)	the Drawdown Date of the second Advance shall be no later than 30 Business Days from the Drawdown Date for the first Advance;

(f)
each Advance shall be made available in a single amount and any amount undrawn following the drawdown of the second Advance shall be cancelled in accordance with Clause 8.1(b) and may not be borrowed by the Borrower at a later date;

For the purposes of paragraph (b), the Fair Market Value of the Ships shall, notwithstanding paragraph (b) of Clause 15.3, in any event be determined on the basis of valuations carried out in the case of each Advance as required pursuant to paragraph 2 of Part B of Schedule 3 (Condition Precedent Documents), at a date not earlier than fourteen (14) days before the Drawdown Date for the relevant Advance.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance requested and the Drawdown Date and the Ship to which that Advance relates;

(b)	the amount of that Lender's participation in that Advance; and

(c)	the duration of the first Interest Period applicable to that Advance.

4.4
Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorised attorney-in-fact of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.6
Disbursement of an Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7
Disbursement of an Advance to third party. The payment of an Advance by the Agent under Clause 4.6 to the Borrower or such other person notified by the Borrower to the Agent shall constitute the making of that Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8	Cancellation of Commitments. The Commitments in respect of any Advance which are unutilised at the end of the Availability Period for such Advance shall then be cancelled.

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5	INTEREST

5.1
Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period.

5.3
Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.

5.5	Unavailability of Screen Rate

(a)
If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Reference Bank Rate as of the Quotation Date and for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(c)
If paragraph (b) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period, there shall be no LIBOR for the Loan or that part of the Loan and Clause 5.8 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

5.6	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Quotation Date, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 12.00 p.m. (London time) on the Quotation Date none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

5.7	Market disruption

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(a)
If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent. of the Loan or the relevant part of the Loan) (the "Relevant Lender") that the cost to it of funding its participation in the Loan or that part of the Loan would be in excess of LIBOR then Clause 5.8 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

(b)
If, at least 1 Business Day before a Drawdown Date, the Agent receives notification from a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its participation in the relevant Advance, the Affected Lender's obligation to participate in that Advance shall be suspended while that situation continues.

5.8	Cost of funds

(a)
If this Clause 5.8 (Cost of funds) applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.

(b)
If this Clause 5.8 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.

6	INTEREST PERIODS

6.1	Commencement of term Interest Periods
The first Interest Period applicable to an Advance shall commence on the Drawdown Date relating to that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period applicable to such Advance.

6.2	Duration of normal term Interest Periods
Subject to Clauses 6.3, 6.4 and 6.5, each Interest Period shall be:

(a)	three (3) months; or

(b)
in the case of the Interest Period applicable to the second Advance, a period ending on the last day of the Interest Period applicable to the other Advance then current, whereupon the Advances shall be consolidated and treated as a single Advance; or

(c)
such longer period (as proposed by the Borrower to the Agent not later than 11.00am (Hamburg time) 3 Business Days before the commencement of the Interest Period in respect of that Advance) as the Agent may, with the authorisation of all the Lenders, agree with the Borrower, failing which, the Interest Period shall be three (3) months).

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4
No Interest Period to extend beyond Maturity Date. No Interest Period shall end after the Maturity Date and any Interest Period which would otherwise extend beyond the Maturity Date shall instead end on the Maturity Date.

6.5
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods select by the Agent for so long as such amounts remain unpaid:

(i)	LIBOR; or

(ii)
if LIBOR is unavailable, a rate from time to time determined by the Agent by reference to the actual cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6
Compounding of default interest. Any such default interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded by the default rate on a daily basis.

8	REPAYMENT, PREPAYMENT AND REBORROWING

8.1	Repayment of Loan

(a)
The Borrower shall repay the Loan by 20 consecutive quarterly instalments (each a "Repayment Instalment"), the first of which shall be repaid on the date falling three months after the first Drawdown Date relating to the Loan. The first 8 Repayment Instalments shall be $814,583 each and the next 12 Repayment Instalments shall be $708,333 each, the last of which shall be payable together with an additional balloon instalment equal to the then outstanding balance of the Loan.

(b)	If the aggregate amount advanced under the Loan is less than $34,000,000:

(i)
the repayment instalments referred to in this Clause 8.1 (Repayment of Loan) (including the balloon) shall be reduced pro rata and the Agent shall provide the Borrower and the other Creditor Parties with a repayment schedule for the Loan with the amended repayment instalments (and balloon); and

(ii)
the unutilised Commitments (if any) of each Lender shall be automatically cancelled at close of business on the earlier to occur of the expiry of the Availability Period and the Drawdown Date in relation to the second Advance.

8.2
Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.3	Voluntary prepayment
Subject to the conditions set forth in Clause 8.4, the Borrower may prepay or cancel the whole or any part of the Loan without premium other than pursuant to Clause 8.10.

8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment of the Loan shall be $1,000,000 or a higher integral multiple of $100,000 or such lower amount as the Agent may approve; and

(b)
the Agent has received from the Borrower at least 3 Business Days' prior written notice specifying the amounts to be prepaid and cancelled and the date on which the prepayment and cancellation is to be made.

8.5
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of all the Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.7
Mandatory prepayment or cancellation on sale or Total Loss. If a Ship is sold or there is a Guarantor Disposal to facilitate the sale or disposal of a Ship or a Ship becomes a Total Loss, the Borrower shall prepay the Loan by, in aggregate, the relevant amount (as defined below):

(a)
in the case of a sale, on the earlier of (i) the date on which the sale is completed by delivery of the Ship to the relevant buyer and (ii) the date of receipt by the Security Trustee of the proceeds of the sale; or

(b)	in the case of a Guarantor Disposal, on the date on which the Guarantor Disposal occurs; or

(c)
in the case of a Total Loss, on the earlier of (i) the date falling 180 days after the Total Loss Date and (ii) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.7 "relevant amount" means:
in the case of a sale or a Guarantor Disposal or a Total Loss, the greater of the amount of the Loan on the date of such prepayment multiplied by a fraction of which the numerator is the Fair Market Value of the relevant Ship (determined as at the date of the most recent appraisal and not more than 6 months prior to the date of the sale or Total Loss) and the denominator is the aggregate of the most recently determined Fair Market Values of the Ships (determined on the same basis).

8.8
Mandatory prepayment or cancellation on Change of Control. If there is a Change of Control, the Borrower shall prepay the Loan on or before the date falling 60 days following such Change of Control unless agreed otherwise by all the Lenders or the Change of Control consists of a Guarantor Disposal, where such Guarantor Disposal is made solely to facilitate the sale or disposal of a Ship and a corresponding prepayment is made in accordance with Clause 8.7.

8.9
Mandatory prepayment or cancellation on Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in an Advance or all or any part of the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall prepay that Lender's participation in each part of the Loan on the last day of the Interest Period for that part of the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participation prepaid.

8.10
Amounts payable on prepayment. A voluntary prepayment under Clause 8.3, a mandatory prepayment under Clauses 8.7, 8.8 and 8.9 and any cancellation of any Lender's Commitment under this Agreement shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid;

(b)	if the prepayment or any part of it is not made on the last day of the Interest Period applicable to the part of the Loan against which it is to be applied, any sums payable under Clause 21.1(b); and

(c)
in respect of a voluntary prepayment or reduction pursuant to Clause 8.3 only, a prepayment fee of 1.00 per cent. of the amount of the prepayment or reduction of the Loan as at the prepayment or reduction date in respect of any voluntary prepayment or reduction made prior to the first anniversary of the earlier of (i) 31 January 2017 and (ii) the date of this Agreement.

8.11	Application of partial prepayment.

(a)	Each voluntary partial prepayment pursuant to Clause 8.3 where the aggregate amount of the partial prepayment is:

(i)
in an amount equal to or lesser than $5,000,000 shall be applied as regards the Loan, first against the balloon instalment and secondly against the Repayment Instalments as specified in Clause 8.1 in inverse order of maturity; and

(ii)	in an amount in excess of $5,000,000 shall be applied:

(A)
in respect of the amount up to and including $5,000,000, first against the balloon instalment and secondly against the Repayment Instalments as specified in Clause 8.1 in inverse order of maturity; and

(B)	in respect of the amount exceeding $5,000,000, pro rata against the Repayment Instalments and the balloon instalment as specified in Clause 8.1.

(b)	Any mandatory partial prepayment made pursuant to Clause 8.7 shall be applied pro rata against the Repayment Instalments and the balloon instalments as specified in Clause 8.1.

(c)
Any mandatory partial prepayment or cancellation made pursuant to Clauses 8.8, 8.9, 15.2, 23.3 and 24.6 (b) shall be applied in an amount, in aggregate, equal to the amount of such prepayment and cancellation and, as regards the Loan, first against the balloon instalment and secondly against the repayment instalments for the Loan as specified in Clause 8.1 in inverse order of maturity.

8.12	Reborrowing. No amount of the Loan repaid or prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)
that, on or before the Drawdown Date in relation to any Advance, the Agent receives or is satisfied that it will receive on the making of such Advance, the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the service of each Drawdown Notice, the Agent receives all fees contemplated by Clause 20.1 and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Latent Event of Default has occurred or would result from the borrowing of the relevant Advance;

(ii)
the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	no event or circumstance has occurred which has or is reasonably likely to have a Material Adverse Effect;

(iv)
there has been no material change in the consolidated financial condition, operations or business prospects of the Borrower since the date on which the Borrower provided the Compliance Certificate and Accounting Information accompanying such Compliance Certificate or in respect of any of the information concerning those topics appended to the Compliance Certificate; and

(v)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing; and

(e)	that, the Agent is satisfied that the Borrower will be in compliance with the requirements of Clause 15 immediately following the making of the Advance; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the relevant Drawdown Date.

9.2
Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date relating to that Advance (or such longer period as the Agent may, with the authorisation of all Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3
Ownership of the Guarantors. The Borrower is the ultimate beneficial owner of all the issued share capital and voting rights in respect of each Guarantor free of Security Interests save for the Security Interests created pursuant to the Finance Documents and Security Interests created in connection with the Existing Facility Agreement over the share capital and voting rights of that Guarantor.

10.4	Corporate power. The Borrower (or, in the case of paragraph (a), each Guarantor) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the Ships in its ownership on the Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts. The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9
No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Latent Event of Default has occurred.

10.11
Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12
No litigation. No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect.

10.13
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower or any Security Party, from the Borrower or any Security Party in connection with the Ships.

10.14	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.8 and 11.12.

10.15	Taxes paid. The Borrower has paid and has procured that each Guarantor has paid all taxes applicable to, or imposed on or in relation to it, its business or the Ship owned or to be owned by it.

10.16
ISM Code, ISPS Code and Environmental Laws compliance. All requirements of the ISM Code, the ISPS Code and all Environmental Laws as they relate to the Borrower, the Guarantors, any Approved Ship Manager, any Approved Sub-Manager and the Ships have been complied with.

10.17
No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10.18
No immunity. The Borrower is not and no assets of the Borrower are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.19
Pari passu. The obligations of the Borrower under the Finance Documents to which it is a party rank at least pari passu with all other unsecured indebtedness of the Borrower other than indebtedness mandatorily preferred by law.

11	GENERAL UNDERTAKINGS

11.1
General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of all the Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)
own (directly or indirectly) and maintain ownership of the entire legal and beneficial interest in the entire issued share capital of each Guarantor free from all Security Interests and other interests and rights of every kind except for those created by the Finance Documents and Security Interests created in connection with the Existing Facility Agreement over the share capital of that Guarantor;

(b)	procure that each Guarantor will:

(i)
hold the legal title to, and own the entire beneficial interest in the Ship to be owned by it, the Insurances and Earnings relating to that Ship and the Earnings Account in its name, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(ii)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)
procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law;

11.3	No disposal of assets. The Borrower will procure that no Guarantor will transfer, lease or otherwise dispose of:

(a)
any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation except for demurrage claims and otherwise in the ordinary course of conducting its business as a ship owner ; or

(b)	make any substantial change to the nature of its business from that existing at the date of this Agreement.

11.4
No other liabilities or obligations to be incurred. The Borrower will procure that no Guarantor, from the date of the Guarantee, will incur any liability or obligation (including, without limitation, any contingent liability) except liabilities and obligations:

(a)	under the Finance Documents to which it is a party;

(b)	reasonably incurred in the ordinary course of operating, upgrading, maintaining and chartering its Ship; and

(c)	in respect of Intercompany Loans made to the relevant Guarantor provided these comply with the requirements of Clause 11.19.

11.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower or any Security Party under or in connection with any Finance Document will be true, complete and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower and its subsidiaries;

(b)
as soon as possible, but in no event later than 90 days after the end of each of the first three Accounting Periods in a calendar year, unaudited consolidated accounts of the Borrower and its subsidiaries which are certified as to their correctness by the chief financial officer of the Borrower;

(c)
a Compliance Certificate together with the annual reports that the Borrower delivers pursuant to paragraph (a) above and quarterly reports that the Borrower delivers in (b) above each certified by the chief financial officer of the Borrower; and

(d)
such other information and financial statements (including, without limitation, details of the operating performance, employment, positions and engagements of the Ships, annual budgets and projections) as may be requested by the Agent from time to time.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)	fairly represent the financial condition of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.

11.8	Consents. The Borrower will, and will procure that each Guarantor will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for it to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party; and

(c)	in the case of each Guarantor, to continue to own and operate the Ship owned by it and the Borrower will, and will procure that each Guarantor will, comply with the terms of all such consents.

11.9	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document (if applicable) with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10
Notification of litigation. The Borrower will provide the Agent with details of any legal action involving the Borrower, any Security Party or any Ship, its Earnings or its Insurances as soon as such action is instituted unless it is clear that the legal action cannot be considered material in the context of any Finance Document.

11.11	Chief Executive Office. The Borrower will maintain its chief executive office in the Principality of Monaco.

11.12
Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Latent Event of Default has occurred; or

(b)	states that no Event of Default or Latent Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.12 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.12 does not affect the Borrower's obligations under Clause 11.13.

11.13	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Latent Event of Default; or

(b)	any matter which indicates that an Event of Default or a Latent Event of Default may have occurred, and will keep the Agent fully up‑to‑date with all developments.

11.14	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the financial condition, business and operations of the Borrower;

(b)	the Borrower, any Security Party, any Ship, its Earnings or its Insurances; or

(c)	any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee, any Lender at any time and the Borrower shall promptly, provide such further information and/or documents as any Creditor Party (through the Agent) may request so as to enable such Creditor Party to comply with any laws applicable to it (including, without limitation, compliance with FATCA).

11.15
Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.16
"Know your customer" checks. The Borrower shall notify the Agent immediately if it becomes aware of any actual or intended change in its status or the status of any Security Party after the date of this Agreement. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.17
Compliance with laws. The Borrower shall comply and shall procure that each Guarantor shall comply in all material respects with all applicable laws, including, without limitation, all Environmental Laws and regulations relating thereto.

11.18
Taxes. The Borrower shall prepare and timely file all tax returns required to be filed by it and any member of the Group and pay and discharge all taxes imposed upon it and any member of the Group or in respect of any of its or any member of the Group's property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labour, materials and supplies) which, if unpaid, might become a lien or any part thereof, except in each case, for any such taxes (a) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (c) the failure of which to pay or discharge would not be likely to have a Material Adverse Effect.

11.19	Use of proceeds and Intercompany Loans. The Borrower shall:

(a)
use the proceeds of each Advance to partially re-finance the Existing Facility Agreement and/or for general corporate purposes and where it on-lends part of the proceeds of each Advance directly or indirectly to the Guarantor which owns the relevant Ship, it shall procure that such Guarantor shall use the proceeds of such Advance solely as permitted pursuant to the terms of this Agreement; and

(b)	procure that any Intercompany Loan it provides whether directly or indirectly to a Guarantor pursuant to paragraph (a) above shall:

(i)	be fully subordinated to any and all obligations of the Guarantors and the rights of the Creditor Parties under the Finance Documents;

(ii)	not require the payment of interest prior to expiry of the Maturity Date;

(iii)	mature at least 1 year after the Maturity Date; and

(iv)	not be secured by any asset which is already, or is to be, the subject of a Security Interest created by the Borrower or any Security Party pursuant to any Finance Document;

(c)
furnish promptly to the Agent a true and complete copy of any instrument evidencing any Intercompany Loan, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(d)
in respect of any such Intercompany Loan, execute and deliver to the Agent an Intercompany Loan Assignment and deliver to the Agent such other documents equivalent to those referred to in paragraphs 3, 4, and 6 of Part A of Schedule 3 as the Agent may require.

12	CORPORATE AND FINANCIAL UNDERTAKINGS

12.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of all the Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will:

(a)	maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands;

(b)	remain listed on the New York Stock Exchange; and

(c)	procure that each Guarantor shall maintain its separate corporate existence and remain in goodstanding under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings.

(a)	The Borrower will not and will procure that no Guarantor shall:

(i)	change its name, its type of organisation or the nature of its business; or

(ii)	change its Fiscal Year; or

(iii)
permit any act, event or circumstance to occur or arise which would or could result in a Change of Control of the Borrower or any Guarantor other than a Guarantor Disposal for the purposes of selling or disposing of a Ship where the relevant prepayment is made in accordance with Clause 8.7 or give rise whether directly or indirectly to a Material Adverse Effect; or

(iv)	enter into any form of amalgamation, merge or de-merger or any form of reconstruction or reorganisation.

(b)	The Borrower will procure that no Guarantor shall:

(i)	provide any form of credit or financial assistance to:

(A)	a person who is directly or indirectly interested in the Borrower's or the relevant Guarantor's share or loan capital; or

(B)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower or the relevant Guarantor than those which it could obtain in a bargain made at arms' length; or

(ii)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(iii)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative.

12.4	Dividends.

(a)
The Borrower may only pay a dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital provided that no Event of Default has occurred and is continuing at the time of the payment of such dividends or making of such distributions, redemptions, purchase or return or will result from the payment of such dividend or making of such distributions, redemptions, purchase or return; and

(b)	The Borrower will procure that no Guarantor shall pay a dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if:

(i)
any Event of Default has occurred and is continuing at the time of the payment of such dividend or making of such other form of distribution or effecting of such redemption, purchase or return of share capital or will result from such payment or making of such other form of distribution or effecting of such redemption, purchase or return of share capital; or

(ii)	such dividend or other form of distribution or redemption, purchase or return of share capital shall result in a breach of the financial covenants set out in Clauses 12.5, 12.6, 12.7 and 12.8.

12.5
Minimum liquidity. The Borrower shall, at all times, maintain Cash and Cash Equivalents on a consolidated basis, including all amounts on deposit with any bank, of not less than the greater of (a) $25,000,000 or (b) $250,000 per ship which is time chartered by the Borrower, plus $500,000 per Fleet Vessel (the "Minimum Liquidity"), provided that:

(a)
for the purpose of this Clause 12.5, "Cash Equivalents" shall include unutilised and freely available amounts under the Facility (where no default or termination event has occurred and is continuing and there is no restriction on borrowing under such Facility) with a maturity date in excess of 12 months after the date of the financial statements delivered pursuant to Clause 11.6; and

(b)	100 per cent. of the Minimum Liquidity shall at all times consist of Cash.

12.6	Minimum Consolidated Tangible Net Worth. The Borrower shall maintain a Consolidated Tangible Net Worth of not less than $1,000,000,000 plus:

(a)	25 per cent. of the Borrower 's cumulative, positive consolidated net income for each Accounting Period commencing on or after 1 January 2016; and

(b)	50 per cent. of the Equity Proceeds realised from any issuance of Equity Interests in the Borrower occurring on or after 1 January 2016.

12.7	Maximum leverage. The Borrower shall maintain a ratio of Net Debt to Consolidated Total Capitalisation of not more than 0.60 to 1.00, to be tested on the last day of each Accounting Period.

12.8
Minimum interest coverage. The Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense greater than 2.50 to 1.00. Such ratio shall be calculated on the last day of each Accounting Period on a trailing four quarter basis.

12.9
Material Changes in IFRS requirements. If, at any time after the date of this Agreement, the IFRS requirements materially change so as to impact the financial covenants set out in this Clause 12 the Borrower shall notify the Agent and, if agreed between the Borrower and the Agent, this Agreement shall be amended and/or supplemented to reflect these changes.

13	INSURANCE

13.1
General. The Borrower also undertakes with each Creditor Party to procure that each Guarantor will comply with the following provisions of this Clause 13 (Insurance) at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

13.1	Maintenance of obligatory insurances. The Borrower shall procure that each Guarantor shall keep the Ship owned by it insured at the expense of that Guarantor against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value of the relevant Ship);

(c)
protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks) in each case in the highest amount available in the international insurance market); and

(d)
any other risks the insurance of which the Security Trustee (acting on the instructions of the Majority Lenders), having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to that Guarantor.

13.2
Terms of obligatory insurances. The Borrower shall procure that each Guarantor shall effect such insurances in respect of the Ship owned by it in such amounts in such currency and upon such terms and conditions as shall from time to time be approved in writing by the Security Trustee acting reasonably, but in any event as follows:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount equal to at least the higher of (i) an amount which when aggregated with the amount for which any other Ship then subject to a Mortgage, is insured, is equal to 120 per cent. of the Loan and (ii) the Fair Market Value of that Ship;

(c)
in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently at the time of entering this Agreement $1,000,000,000 for any one accident or occurrence);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of that Ship;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(f)	on approved terms and conditions;

(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to that Ship; and

(h)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have an S&P rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Security Trustee (acting on the instructions of the Majority Lenders).

13.3	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), the Borrower shall procure that:

(a)
each Guarantor and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent (acting reasonably);

(b)
whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)
the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)
the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)
the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than either Guarantor, the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)
the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if either Guarantor fails to do so; and

(i)
the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non‑payment of premium, such cancellation, charge or lapse shall only be effective against the Security Trustee 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.4	Renewal of obligatory insurances. The Borrower shall procure that each Guarantor shall:

(a)	at least 7 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom that Guarantor proposes to renew that obligatory insurance and of the proposed terms and conditions of renewal; and

(ii)	seek the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 5 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.5
Copies of policies; letters of undertaking. The Borrower shall procure that each Guarantor shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)
they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 5 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.6
Copies of certificates of entry; letters of undertaking. The Borrower shall procure that each Guarantor shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Guarantor is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship; and

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee.

13.7
Deposit of original policies. The Borrower shall procure that each Guarantor shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.8
Payment of premiums. The Borrower shall procure that each Guarantor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.9
Guarantees. The Borrower shall procure that each Guarantor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.10
Compliance with terms of insurances. The Borrower shall procure that each Guarantor shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
each Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
no Guarantor shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Guarantor shall make (and promptly supply copies to the Agent) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Ship Manager and any Approved Sub-Manager complies with this requirement; and

(d)
no Guarantor shall employ the Ship owned by it, or allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.11
Alteration to terms of insurances. The Borrower shall procure that each Guarantor shall neither make nor agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

13.12
Settlement of claims. The Borrower shall not and shall procure that no Guarantor shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.

13.13
Provision of copies of communications. The Borrower shall procure that each Guarantor shall provide the Security Trustee, at the time of each such communication, copies of all material written communications between the relevant Guarantor and:

(a)	the approved insurance brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Guarantor's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.14
Provision of information and further undertakings. In addition, the Borrower shall procure that each Guarantor shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances, and the Borrower shall procure that each Guarantor shall:

(i)
do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)
promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship owned by that Guarantor has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to that Ship only with the Agent's prior written consent, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.15
Mortgagee's interest and additional perils insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)
a mortgagee's interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an aggregate amount of up to 120 per cent. of the Loan) which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Guarantor owning that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)
any act or omission on the part of that Guarantor, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of that Guarantor, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Guarantor or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing; and

(b)
a mortgagee's interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and in an aggregate amount of up to 110 per cent. of the Loan, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

1	SHIP COVENANTS

1.1
General. The Borrower also undertakes with each Creditor Party that it shall and that it shall procure that each Guarantor shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing (and which shall not be unreasonably withheld or delayed in relation to Clause 14.2 (Ship's name and registration)).

1.2
Ship's name and registration. The Borrower shall and shall procure that each Guarantor shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

1.3
Repair and classification. The Borrower shall, and shall procure that each Guarantor, each Approved Ship Manager and any Approved Sub-Manager shall, keep the Ship owned by that Guarantor in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class free of overdue recommendations and conditions, an Approved Classification Society; and

(c)
so as to comply with all laws and regulations applicable to vessels registered under the law of the applicable Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 8 (Power of Attorney) to act on behalf of that Guarantor in order to, inspect the class records and any files held by the Approved Classification Society and to require the Approved Classification Society to provide the Agent or any of its nominees with any information, document or file, it might request and the Approved Classification Society shall be fully entitled to rely hereon without any further inquiry.

1.4
Classification society undertaking. The Borrower shall procure that each Guarantor shall instruct the Approved Classification Society in relation to its Ship (and in the case of dual classification, only the primary classification society):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the Approved Classification Society in relation to the Ship owned by that Guarantor;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the Approved Classification Society:

(i)	receives notification from that Guarantor or any person that that Ship's Approved Classification Society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Guarantor's or that Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that that Guarantor is not in default of any of its contractual obligations or liabilities to the Approved Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
if that Guarantor is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Approved Classification Society.

1.5
Modification. The Borrower shall procure that neither Guarantor shall make any modification or repairs to, or replacement of, its Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

1.6
Removal of parts. The Borrower shall procure that neither Guarantor shall remove any material part of its Ship, or any item of equipment installed on that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Guarantor and subject to the security constituted by the relevant Mortgage Provided that a Guarantor may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

1.7
Surveys. The Borrower shall procure that each Guarantor shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all technical survey reports.

1.8
Inspection. The Borrower shall procure that each Guarantor shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by that Guarantor at all reasonable times, with reasonable notice to the relevant Guarantor, always without interfering with the trading of the Ship, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrower's expense, and if the inspector or surveyor appointed by the Security Trustee under this Clause is of the opinion that there are any technical, commercial or operational actions being undertaken or omitted to be undertaken by the Guarantor which is the owner of that Ship, the Approved Ship Manager or the Approved Sub-Manager (as the case may be) which adversely affect the operation or value of that Ship, the Borrower shall procure that the Guarantors shall forthwith (at the Borrower’s or applicable Guarantor's expense) on the Security Trustee's demand remedy such action or inaction and provide the Security Trustee with evidence that it has or the Guarantors have taken such remedial action. Provided always that unless an Event of Default has occurred or that Ship's Approved Classification Society has issued a recommendation or condition affecting that Ship's class, the Borrower shall not have to pay for more than 1 inspection per Ship in each calendar year. Further, the Security Trustee shall use reasonable efforts not to interfere with the operation of that Ship when exercising its rights under this Clause 14 (Ship Covenants).

1.9	Prevention of and release from arrest. The Borrower shall procure that each Guarantor shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

1.10	Compliance with laws etc. The Borrower shall procure that each Guarantor shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Guarantor;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has or has procured that the Guarantor which owns that Ship has (at the Borrower’s expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

1.11	Provision of information. The Borrower shall procure that each Guarantor shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Ship Manager's and/or Approved Sub-Manager's compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of each Guarantor's, the Approved Ship Manager's and/or Approved Sub-Manager's (as applicable) Document of Compliance, SMC and the ISSC.

1.12	Notification of certain events. The Borrower shall procure that each Guarantor shall:

(a)
before entering into any Assignable Charter, notify the Agent and provide copies of any draft charter relating to its Ship and, if applicable, any draft charter guarantee and that Guarantor shall be entitled to enter into such charter without the consent of the Creditor Parties Provided that:

(i)
that Guarantor executes in favour of the Security Trustee a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee in the form of a Charterparty Assignment;

(ii)
each Guarantor sends to the charterer and any charter guarantor a notice of the specific assignment of such charter and charter guarantee substantially in the form included in the relevant Charterparty Assignment and will use best commercial efforts to procure that the charterer and any charter guarantor provides to the Security Trustee an acknowledgment of the notice of assignment and, in the case where such charter is a demise charter, the relevant Guarantor shall use best commercial efforts to procure that the relevant charterer undertakes to the Security Trustee (1) to comply with all of that Guarantor's undertakings with regard to the employment, insurances, operation, repairs and maintenance of its Ship contained in this Agreement, the Guarantee, the Mortgage and the General Assignment in relation to that Ship and (2) the relevant charterer and any charter guarantor undertakes to provide an assignment of its interest in the insurances of the Ship in the form of a Charterparty Assignment;

(iii)	the relevant Guarantor provides certified true and complete copies of the charter relating to its Ship and of the current charter guarantee, if any, immediately after its execution;

(iv)
the Agent's receipt of a copy of the charter and any charter guarantee and its failure or neglect to act, delay or acquiescence in connection with the relevant Guarantor's entering into such charter shall not in any way constitute an acceptance by the Agent of whether or not the Earnings under the charter are sufficient to meet the debt service requirements under this Agreement nor shall it in any way affect the Agent's or the Security Trustee's entitlement to exercise its rights under the Finance Documents pursuant to Clause 19 upon the occurrence of an Event of Default arising as a result of an act or omission of the charterer or charter guarantor; and

(v)	each Guarantor delivers to the Agent such other documents equivalent to those referred to at paragraphs 2, 3, 4, 5, 6, 7 and 8 of Schedule 3, Part A as the Agent may require; and

(b)	immediately notify the Security Trustee by letter, of:

(i)	any casualty which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement, condition or recommendation made by any insurer or the Approved Classification Society or by any competent authority which is not complied with within the specified time;

(iv)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(v)	any intended dry docking of the Ship owned by it;

(vi)	any Environmental Claim made against either Guarantor in connection with its Ship, or any Environmental Incident;

(vii)	any claim for breach of the ISM Code or the ISPS Code being made against either Guarantor, the Approved Ship Manager, the Approved Sub-Manager or otherwise in connection with the Ship owned by it;

(viii)	its intention to de-activate or lay up its Ship; or

(ix)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall procure that the Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Guarantor's, the Approved Ship Manager's, the Approved Sub-Manager's or any other person's response to any of those events or matters.

1.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that neither Guarantor shall, in relation to the Ship owned by it:

(a)	enter into any charter in relation to that Ship under which more than two months' hire (or the equivalent) is payable in advance;

(b)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(c)
appoint a manager of that Ship other than the Approved Ship Manager or an Approved Sub-Manager or agree to any material alteration to the terms of the Approved Ship Manager's or Approved Sub-Manager's appointment save that changes to termination and insurance provisions shall always be permitted provided they do not affect the security granted to the Security Trustee; or

(d)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

1.14
Notice of Mortgage. The Borrower shall procure that each Guarantor shall keep the Mortgage relative to its Ship registered against that Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Guarantor to the Security Trustee.

1.15
Sharing of Earnings. The Borrower shall procure that neither Guarantor shall enter into any agreement or arrangement for the sharing of any Earnings (other than (i) any profit sharing agreement with a charterer which takes effect above an agreed minimum charter hire rate payable to the relevant Guarantor under a charter to which that Guarantor is a party and (ii) any Approved Pooling Arrangement, in either case, on bona fide arm's length terms).

1.16	ISPS Code. The Borrower shall procure that each Guarantor shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

1.17
Green Passport. The Borrower shall procure that each Guarantor has obtained a Green Passport, or equivalent document acceptable to the Agent, within 30 days from the Drawdown Date of the relevant Advance in respect of the Ship owned by it which remains valid throughout the Security Period.

2	SECURITY COVER

2.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrower that:

(a)	the Fair Market Value of the Ships then subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15, is below 140 per cent. of the Loan.

2.2
Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall within 30 days after the date on which the Agent's notice is served, either:

(a)	prepay such part (at least) of the Loan as will eliminate the shortfall; or

(b)
provide, or ensure that a third party provides, additional security which, in the opinion of all of the Lenders acting in their absolute discretion, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of all of the Lenders, approve or require and, for this purpose, it is agreed that acceptable additional security shall include cash collateral in Dollars valued at par.

For the avoidance of doubt, amounts prepaid pursuant to this Clause shall be applied in accordance with Clause 8.11.

2.3	Valuation of Ship. The market value of a Ship at any date is that shown by:

(a)	the arithmetic average of 2 valuations each prepared by an Approved Broker selected by the Agent;

(b)	as at a date not more than 30 days prior to the date such valuation is delivered to the Agent by such Approved Broker;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

2.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.2.

2.5
Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

2.6
Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lenders (or the expert appointed by them) consider prudent.

2.7
Payment of valuation expenses. Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 20.4, the Borrower shall, subject to Clause 15.8, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

2.8	Frequency of valuations

(a)	The Borrower shall provide the valuations of each Ship required pursuant to paragraph 12 of Part B of Schedule 3 at the Borrower's expense;

(b)
the Borrower shall provide to the Agent 2 valuations during each half of each Fiscal Year of the Borrower commencing on 1 January 2017 (such valuations to be attached to the Compliance Certificates for the relevant fiscal quarter to be provided by the Borrower) setting forth the Fair Market Value of each Ship in each case at the cost of the Borrower save that the Borrower shall not be required to pay for more than 2 sets of valuations of each Ship in each calendar year unless an Event of Default has occurred and is continuing or any valuation obtained would entitle the Agent to serve a notice pursuant to Clause 15.1 in which case such valuations required by the Agent shall be for the cost of the Borrower; and

(c)	the Agent shall be entitled, at its own expense, to obtain valuations of each Ship other than those referred to in paragraphs (a) and (b) above as often as it may request.

2.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

2.10
Release of Additional Security. It is agreed that where the Borrower or a third party has provided additional security pursuant to Clause 15.2 the Borrower is entitled to request the release of such additional security at its expense at any time following a testing of compliance by the Borrower of the minimum required security cover under Clause 15.1. Where the Borrower is shown to be in compliance with such minimum required security cover without including the additional security within the calculation and where the Borrower is in compliance with the minimum required security cover under Clause 15.1, such additional security shall be released at the Borrower's cost.

3	PAYMENTS AND CALCULATIONS

3.1
Currency and method of payments. All payments to be made by the Lenders or by the Borrower and any Security Party under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (London time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower or another Security Party to the Agent or any Lender, to an account of the Agent as the Agent may from time to time notify to the Borrower and the other Creditor Parties, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

3.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;
and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

3.3
Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

3.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

3.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

3.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

3.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

3.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

3.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

3.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

3.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

4	APPLICATION OF RECEIPTS

4.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a);

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

4.2
Variation of order of application. The Agent may, with the authorisation of the Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

4.3
Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

4.4
Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

5	APPLICATION OF EARNINGS

5.1
Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (subject only to the provisions of the General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship, at all times whilst such Ship is subject to a Mortgage.

5.2
Application of Earnings. The Borrower undertakes with the Lenders to procure that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default shall have occurred and is continuing (whereupon the provisions of Clause 17.1 shall be and become applicable), be freely available to the Borrower.

5.3	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re‑location of the Earnings Accounts (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or any of them).

5.4
Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

5.5	Borrower's obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

6	EVENTS OF DEFAULT

6.1	Events of Default. An Event of Default occurs if:

(a)
the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document unless its failure to pay is caused by a Disruption Event and payment is made within 3 Business Days of its due date; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.5, 12.6, 12.7, 12.8 and 15.2; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 20 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)
any of the following occurs in relation to any Financial Indebtedness of the Borrower on a consolidated basis exceeding $10,000,000 in aggregate or, in the case of any Security Party, $2,500,000 (or in either case, the equivalent in any other currency):

(i)	any Financial Indebtedness of that Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of that Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of that Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of that Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of that Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 in the case of the Borrower or $2,500,000 in the case of any Security Party or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (a) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (did) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantors which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by all the Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (a) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (a) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lenders acting reasonably is similar to any of the foregoing.

(h)
any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against a Relevant Person or its assets which has, will have or may have a Material Adverse Effect;

(i)	a Finance Document is amended, terminated, cancelled or suspended for any reason except with the prior written consent of the Agent, acting with the authorisation of all the Lenders;

(j)	the Borrower ceases or suspends carrying on its business or a part of its business which is material in the context of this Agreement; or

(k)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which all the Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(l)
any consent necessary to enable any Guarantor to own, operate or charter the Ship owned by it or on the Approved Flag or to enable the Borrower, such Guarantor or any other Security Party to comply with any provision which all the Lenders consider material of a Finance Document, to which it is a party is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(m)
any failure to change the flag state of a Ship after written notice from the Agent requesting a flag change as a result of governmental and/or political unrest which may in the Agent's opinion have a Material Adverse Effect; or

(n)	any arrest, capture, seizure or detention of a Ship unless it is within 30 Business Days redelivered to the full control of the Guarantor owning that Ship; or

(o)
any provision which all the Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest and which in each case such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)
any of the Ships ceases to be employed by the relevant Approved Ship Manager on terms acceptable to the Agent or any of the circumstances described in Clause 19.1(g) or (j) occurs (mutatis mutandis) in relation to an Approved Ship Manager or an Approved Ship Manager or Approved Sub‑Manager breaches any provision of its Approved Ship Manager's Undertaking which the Agent considers material and the Borrower fails within a period of 15 days of it becoming aware of the occurrence of such circumstance or breach or of the receipt of a written notification from the Agent requesting the Borrower to remedy such circumstances or breach either to remedy such circumstances or breach or to substitute the relevant Approved Ship Manager or Approved Sub-Manager with another Approved Ship Manager or Approved Sub‑Manager which executes and delivers to the Security Trustee a replacement Approved Ship Manager's Undertaking; or

(r)	an event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

6.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of all the Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

6.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

6.4
Acceleration of Loan. On the service of a notice under Clause 19.2(a)(i), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

6.5
Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

6.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

6.7
Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

6.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.

6.9	Relevant Persons. In this Clause 19, a "Relevant Person" means the Borrower and any Security Party.

6.10
Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

7	FEES AND EXPENSES

7.1	Upfront fees. The Borrower shall pay to the Agent on the date of this Agreement the following:

(a)	a structuring fee of $272,000, representing 0.8 per cent, of the Total Commitments; and

(b)	an arrangement fee of $187,000, representing 0.55 per cent, of the Total Commitments.

7.2
Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution, syndication or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document including, without limitation, any legal fees (including VAT and disbursements) reasonably incurred by the Agent, Security Trustee, the Bookrunner and the Mandated Lead Arranger in this connection.

7.3
Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

7.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

7.5
Financial Services Authority fees. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

7.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

8	INDEMNITIES

8.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice relating to such Advance for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence of an Event of Default or a Latent Event of Default and/or the acceleration of repayment of the Loan under Clause 19;
and in respect of any tax (other than any FATCA Deduction or a tax on its overall net income under the law of the jurisdiction in which that Creditor Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Creditor Party is treated as a resident for tax purposes) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under or in respect of any Finance Document.

8.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

8.3
Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

8.4
Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

8.5	Mandatory Cost
The Borrower shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions).

8.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

8.7
Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

9	NO SET-OFF OR TAX DEDUCTION

9.1	No deductions. All amounts due from the Borrower or any Security Party under a Finance Document shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower or such Security Party is required by law to make.

9.2	Grossing-up for taxes. If the Borrower or any Security Party is required by law to make a tax deduction from any payment under a Finance Document (other than a FATCA Deduction):

(a)	the Borrower or such Security Party (as the case may be) shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower or such Security Party (as the case may be) shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

9.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

9.4	Tax deduction. In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax other than a FATCA Deduction.

9.5
FATCA Deduction. Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to this Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party to this Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to this Agreement to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Creditor Parties.

9.6
Stamp taxes. The Borrower shall pay and, within 3 Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

9.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

9.8	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Creditor Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Creditor Party to any Party under a Finance Document and such Creditor Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Creditor Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Creditor Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Creditor Party (the "Supplier") to any other Creditor Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Creditor Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Creditor Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Creditor Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 22.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to any member of such group at such time.

(e)
In relation to any supply made by a Creditor Party to any Party under a Finance Document, if reasonably requested by such Creditor Party, that Party must promptly provide such Creditor Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Creditor Party's VAT reporting requirements in relation to such supply.

10	ILLEGALITY, ETC.

10.1	Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

10.2
Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

10.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

10.4
Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

11	INCREASED COSTS

11.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender's overall net income); or

(b)
the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with any Basel III Regulation, CRD IV and CRR, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

11.2	Meaning of "increased costs". In this Clause 24, "increased costs" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)
a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender after providing evidence of its method of calculation to quantify such increased costs under this Agreement, but not an item attributable to a FATCA Deduction required to be made by a Party or compensated for by any payment made pursuant to Clause 21.5.
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

11.3
Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

11.4
Payment of increased costs. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

11.5
Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

11.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

11.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

12	SET‑OFF

12.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

12.2
Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

12.3
Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

12.4
No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

13	TRANSFERS AND CHANGES IN LENDING OFFICES

13.1
Transfer by Borrower. The Borrower may not, without the prior written consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

13.2
Transfer by a Lender. Subject to Clause 26.5 a Lender (the "Transferor Lender") may at any time, without the consent of the Borrower or any Security Party but with the prior approval of the Agent, cause:

(a)	its rights in respect of all or part of its Contribution but in the case of part, in an amount no less than $5,000,000; or

(b)	its obligations in respect of all or part of its Commitment but in the case of part, in an amount no less than $5,000,000; or

(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is FATCA Exempt Party (a "Transferee Lender") or the securitisation or similar transaction of that Transferor Lender's Contribution of Commitment by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender,
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

13.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b), but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

13.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

13.5
No transfer without Transfer Certificate. Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

13.6
Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

13.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.6 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

13.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

13.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

13.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

13.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

13.12
Sub-participation; subrogation assignment. A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

13.13	Disclosure of Confidential Information. Any Creditor Party may disclose:

(a)
with the prior written consent of the Borrower, to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and/or one or more of the Security Parties and to any of that person's Affiliates, representatives and professional advisers;

(iii)
appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.17 and to any rating agency in relation to any such securitisation;

(viii)	who is a party; or

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document, in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances; and

(c)
with the prior written consent of the Borrower, to any person appointed by that Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party.

13.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

13.15
Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

13.16
Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank's appointment shall cease to be effective.

13.17
Security over Lenders' rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(i)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(ii)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(iii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

14	VARIATIONS AND WAIVERS

14.1
Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

14.2
Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender ":

(a)	a change to any Security Party, other than in accordance with the terms of the Finance Documents;

(b)	a reduction in the Margin;

(c)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(d)	an increase in any Lender's Commitment;

(e)	a change to the definition of "Majority Lenders";

(f)	a change to Clause 3 or this Clause 27;

(g)	a change to Clauses 12.5, 12.6, 12.7 and 12.8;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(i)	an extension of the Availability Period; and

(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

14.3
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

15	BAIL IN

15.1	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

16	NOTICES

16.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail ("Email") or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

16.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower: Scorpio Tankers Inc.
Le Millenium, 9 Boulevard Charles III,
98000 Monaco
Attn: Mr Luca Forgione - Legal Department
Fax No:     + 3 77 97 77 83 46
Email@ legal@scorpiogroup.net

(b)	to a Lender: At the address below its name in Schedule 1 in the relevant Transfer Certificate.

(c)	to the Agent: HSH Nordbank AG Gerhart-Hauptmann-Platz 50,
20095 Hamburg,
Germany

Attention: Michael Stamp
Email: michael.stamp@hsh-nordbank.com
Fax: +49 403333613620

(d)	to the Security Trustee: in respect of administrative matters:
HSH Nordbank AG
Gerhart-Hauptmann-Platz 50,
20095 Hamburg,
Germany

Attention:     Loan and Collateral Management,
Steffi Dädlow

Email: Steffi.daedlow@hsh-nordbank.com
Fax: +49 40 3333 610475

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

16.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

16.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

16.5
Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

16.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

16.7
Electronic communication between the Agent and a Lender. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

16.8	English language. Any notice under or in connection with a Finance Document shall be in English.

16.9	Meaning of "notice". In this Clause 29, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

17	SUPPLEMENTAL

17.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

17.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

17.3	Counterparts. A Finance Document may be executed in any number of counterparts.

17.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18	LAW AND JURISDICTION

18.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4	Process agent.

(a)
The Borrower irrevocably appoints Scorpio UK Limited at its office for the time being, presently at 10 Lower Grosvenor Place, London, SW1W 0EN (such communication to be marked preferably and if possible on the paper envelope and not on the courier packaging marked "STNG Transaction" for the urgent attention of General Counsel), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

(b)
If any agent appointed as an agent for service of process under this Clause is unable for any reason to act as agent for service of process, the Borrower (on behalf of itself and all of the other Security Parties) must immediately (and in any event no later than the end of the previous process agent's appointment) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

18.5
Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6
Meaning of "proceedings". In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany	$34,000,000

Schedule 2

DRAWDOWN NOTICE
To:    HSH Nordbank AG
Attn:     [●]

Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

[●] 2017
DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [●] 2017 and made between ourselves as Borrower, the Lenders referred to therein, the Mandated Lead Arranger referred to therein, the Bookrunner referred to therein, yourselves as Agent and as Security Trustee in connection with a facility of up to US$34,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow an Advance pursuant to the Loan as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●] 2017;

(c)	[Duration of the first Interest Period shall be [●] months;] and

(d)	Payment instructions: [●].

3	We represent and warrant that:

(a)
the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice and on the Drawdown Date with reference to the circumstances now existing; and

(b)	no Event of Default or Latent Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.
[Name of Signatory]

Chief Financial Officer
for and on behalf of
SCORPIO TANKERS INC.

Schedule 3

CONDITION PRECEDENT DOCUMENTS
Part A
The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of this Agreement and the Agency and Trust Deed.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3
Copies of resolutions of the directors of the Borrower and each Security Party and in the case of the Guarantors copies of resolutions of their shareholders authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give Drawdown Notices and other notices under this Agreement.

1	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower (where a separate power of attorney is issued by the Borrower) or a Security Party.

2	An incumbency certificate in respect of the officers and directors (or equivalent) of each of the Borrower and the Security Parties and signature samples of any signatories to any Finance Document.

3
Evidence satisfactory to the Agent that all consents and approvals which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document have been obtained and any required filings have been made.

4	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.

5
Such documentation and other evidence in form and substance acceptable to the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary "know your customer" or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement, and other Finance Documents including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify the Borrower and each Security Party.

6
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, the Marshall Islands, The Netherlands and such other relevant jurisdictions as the Agent may require.

7	A Compliance Certificate together with all supporting Accounting Information and other evidence as required pursuant to the terms of this Agreement.

8	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 have been paid or will be paid by the first Drawdown Date.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

10	The financial statements of the Borrower for its financial year ended 31 December 2015.
Part B
The following are the documents referred to in Clause 9.1(b).
In this Part B, "Ship" means the particular Ship to which the relevant Advance relates and "Guarantor" means the relevant Guarantor owning such Ship.

1
A certificate of an authorised signatory of the Guarantor and, if signing any Finance Document listed in paragraph 3 below, the Borrower and any other Security Party, certifying that each corporate and copy document provided by it under Part A of Schedule 3 remains correct, complete, has not been amended and is in full force and effect as at the relevant Drawdown Date and that there is no Event of Default.

2
Copies of resolutions of the directors of the Borrower and each Security Party and, in the case of the Guarantor, copies of resolutions of its shareholders, in each case, authorising the execution of the Finance Documents to which the Borrower or that Security Party is a party.

3
A duly executed original of the Mortgage, the Guarantee, the General Assignment, the Charterparty Assignment, the Accounts Security Deed and any Intercompany Loan Assignment (if applicable) in relation to the Guarantor and the Ship (and of each document required to be delivered by their respective terms).

4
Evidence that any Existing Security over the Ship (including any mortgages) has been released and evidence satisfactory to the Agent that the amount of the Existing Indebtedness in relation to the Ship has been prepaid.

5
The original of any power of attorney under which any Finance Document is to be executed on behalf of the Guarantor or the Borrower if applicable (and only where a separate power of attorney is issued by the Borrower).

6
Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document entered into on or prior to the Drawdown Date not already provided under Part A of this Schedule.

7
The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all further necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to "know you customer" requirements.

8
Confirmation that any Intercompany Loans made or to be made available to the Guarantor have been or will be when made available fully subordinated to the rights of the Creditor Parties under the Finance Documents.

9	Documentary evidence that the Earnings Account in respect of the Ship has been opened with the Account Bank.

10	Documentary evidence that:

(a)	the Ship is definitively and permanently registered in the name of the Guarantor under the relevant Approved Flag in accordance with the laws of the applicable Approved Flag;

(b)	the Ship is in the absolute and unencumbered ownership of the Guarantor save as contemplated by the Finance Documents;

(c)	the Ship maintains class acceptable to the Agent free of all overdue recommendations and conditions of an Approved Classification Society;

(d)	the Mortgage in relation to the Ship has been duly registered against such Ship as a valid first preferred ship mortgage in accordance with the laws of the relevant Approved Flag; and

(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

11	Documents establishing that the Ship is managed by the Approved Ship Manager on terms acceptable to the Lenders, together with:

(a)	the Approved Ship Manager's Undertaking in respect of the Ship; and

(b)
copies of the relevant Approved Ship Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and of the Ship's ISSC.

12
Valuations of the Ship to determine its Fair Market Value, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and, notwithstanding paragraph (b) of Clause 15.3, in any event dated not earlier than the date falling 14 days prior to the relevant Drawdown Date and obtained in accordance with Clause 15 and showing that upon the drawdown of the Advance relating to the Ship, the Borrower will be in compliance with Clause 15.

13	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Marshall Islands and such other relevant jurisdictions as the Agent may require.

14	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

15	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 have been paid or will be paid by the first Drawdown Date.

16	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each copy document delivered under this Schedule 3 shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) or an attorney-in-fact of the Borrower.

Schedule 4

TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:
[Name of Agent] for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender, the Bookrunner and the Mandated Lead Arranger as defined in the Loan Agreement referred to below.

[●]

1
This Certificate relates to a loan agreement ("the "Agreement") dated [●] 2017 and made between (1) Scorpio Tankers Inc. (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) HSH Nordbank AG as Mandated Lead Arranger, (4) HSH Nordbank AG as Bookrunner, (5) HSH Nordbank AG as Agent and as Security Trustee for a loan facility of up to $34,000,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties" means the Agent, the Borrower, each Security Party, the Bookrunner, the Mandated Lead Arranger, the Security Trustee and each Lender;
"Transferor" means [full name] of [lending office];
"Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].]

5
[By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender, the Bookrunner or the Mandated Lead Arranger in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender, the Bookrunner, or any Mandated Lead Arranger in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee;

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]    [Name of Transferee]
By:    By:
Date:    Date:
Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
[Name of Agent]
By:
Date:
Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:
Note:    This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

Schedule 5

LIST OF APPROVED BROKERS

Clarkson Platou Securities AS
Arrow Sale & Purchase Ltd.
Braemar Seascope Ltd.
Maersk Broker K/S
Fearnleys Ltd.
Simpson Spence Young

24    59295567v5

Schedule 6

FORM OF COMPLIANCE CERTIFICATE
To:    HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany
[date]
Dear Sirs,
We refer to a loan agreement dated [●] 2017 (the "Loan Agreement") made between (i) Scorpio Tankers Inc. as borrower (the "Borrower"), (2) the Lenders named therein, (3) the Mandated Lead Arranger named therein, (4) the Bookrunner named therein and (5) yourselves as Agent and Security Trustee
Words and expressions defined in each of the Loan Agreement shall have the same meaning when used in this Compliance Certificate.
We hereby represent that no Event of Default has occurred as at the date of this Certificate [other than [●]].
We hereby certify that, as at the date of this certificate:

(a)	the Minimum Liquidity requirement is $[●], Cash and Cash Equivalents is $[●]; $[●] of which consists of Cash;

(b)	the Consolidated Tangible Net Worth is $[●];

(c)	the ratio of Net Debt to Consolidated Total Capitalisation is [●] to [●];

(d)	the ratio of Consolidated EBITDA to Consolidated Net Interest Expense is [●] to [●]; and

(e)
the Fair Market Value of the Ships plus the net realisation value of any additional security previously provided under Clause 15 [as at [date of most recent half/full year certificate] is not less than 140 per cent of the Loan. [Note: Wording in square brackets is only relevant for quarterly compliance certificates]

All of these thresholds and ratios are in compliance with the requirements of clauses 12.5, 12.6, 12.7, 12.8 and 15.1 of the Loan Agreement. Copies of our calculations in relation to the financial covenants and the valuations for the purposes of determining the Fair Market Value of the Ships is attached.
This Certificate and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

______________________________
[●]
Chief Financial Officer
Scorpio Tankers Inc.

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Schedule 7

THE SHIPS

	Vessel	DWT	Built	Owner/Guarantor
1.	STI Onyx	52,000	Sep-12	STI Onyx Shipping Company Limited
2.	STI Duchessa	52,000	Jan-14	STI Duchessa Shipping Company Limited

Schedule 8

POWER OF ATTORNEY
Know all men by these presents that STI [Onyx][Duchessa] Shipping Company Limited (the "Company"), a company incorporated in the Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands irrevocably and by way of security appoints HSH Nordbank AG (the "Attorney") of Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany its attorney, to act in the name of the Company in relation to [name of Approved Classification Society] (the "Classification Society") and/or to the classification records of any vessel owned, controlled or operated by the Company including, with limitation, such powers or entitlement as the Company may have to inspect the class records and any files held by the Classification Society in relation to any such vessel and to require the Classification Society to provide to the Attorney or to any of its nominees any information, document or file which the Attorney may request
Delegation. The Attorney may exercise its powers hereunder through any officer or through any nominee and/or may sub‑delegate to any person or persons (including a Receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Attorney hereunder, and may do so on terms authorising successive sub‑delegations.
This Power of Attorney was executed by the Company as a Deed on [date].

EXECUTED as a DEED by            )
STI [Onyx][Duchessa] Shipping Company Limited    )
acting by two directors or one director    )
and the company secretary        )

Director: ……………………………
Director/Secretary: …………………..

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EXECUTION PAGES

THE BORROWER
SIGNED by
Name: Micha Withoft	/s/ Micha Withoft
Title: Attorney-in-Fact
for and on behalf of
SCORPIO TANKERS INC.
in the presence of:

Name: Andrew Cottrell, Legal Intern	/s/ Andrew Cottrell
Address: “Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

THE LENDERS
SIGNED by
Name: Lucy Shtenko	/s/ Lucy Shtenko
for and on behalf of	Title: Attorney-in-Fact
HSH NORDBANK AG
in the presence of:
Name: Clementine Freeth
/s/ Clementine Freeth
Title: Trainee, WFW, LLP

THE MANDATED LEAD ARRANGER
SIGNED by
Name: Lucy Shtenko	/s/ Lucy Shtenko
for and on behalf of	Title: Attorney-in-Fact
HSH NORDBANK AG
in the presence of:
Name: Clementine Freeth
/s/ Clementine Freeth
Title: Trainee, WFW, LLP

THE BOOKRUNNER
SIGNED by
Name: Lucy Shtenko	/s/ Lucy Shtenko
for and on behalf of	Title: Attorney-in-Fact
HSH NORDBANK AG
in the presence of:
Name: Clementine Freeth
/s/ Clementine Freeth
Title: Trainee, WFW, LLP

THE SECURITY TRUSTEE
SIGNED by

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Name: Lucy Shtenko	/s/ Lucy Shtenko
for and on behalf of	Title: Attorney-in-Fact
HSH NORDBANK AG
in the presence of:
Name: Clementine Freeth
/s/ Clementine Freeth
Title: Trainee, WFW, LLP

THE AGENT
SIGNED by
Name: Lucy Shtenko	/s/ Lucy Shtenko
for and on behalf of	Title: Attorney-in-Fact
HSH NORDBANK AG
in the presence of:
Name: Clementine Freeth
/s/ Clementine Freeth
Title: Trainee, WFW, LLP

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